EXHIBIT 99.2

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris - Tel. (773) 864-6850

Bally Total Fitness Names Finance Veteran Katherine L. Abbott
To Position of Treasurer

CHICAGO, March 23, 2005 – Bally Total Fitness Holding Corporation (NYSE:BFT) announces the appointment of Katherine L. Abbott to the position of Vice President and Treasurer, effective immediately.

“Kathy’s financial and operational expertise, and previous treasury experience make her a great asset to Bally’s revamped Finance Department,” said Paul Toback, Chief Executive Officer of Bally. “We are pleased to have Kathy as Treasurer and look forward to her playing a significant role in the Company’s continued turnaround efforts.”

In her new position, Ms. Abbott will report to Chief Financial Officer Carl Landeck and have direct responsibility for Bally Total Fitness’s treasury operations. She will also oversee the company’s investor relations.

Prior to joining Bally Total Fitness, Ms. Abbott was a Vice President of the Restructuring Group for J.P. Morgan Securities, Inc. She previously served as Vice President and Treasurer for Budget Group Inc., a global car and truck rental company with revenues of over $2 billion. Ms. Abbott has also served in key positions at Credit Agricole Indosuez and the Container Corporation of America, where she served as the company’s assistant treasurer. She holds a B.S. degree in Business from Indiana University and an M.B.A. from the University of Chicago.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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